Exhibit 99.1

                     NEWS STORY FOR COMMONWEALTH BANKSHARES

                                February 2, 2006

COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES 114% INCREASE IN EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2005

Norfolk, VA, February 2, 2006 / PRNewswire-FirstCall / (NASDAQ: CWBS) Commonwealth Bankshares, Inc. today reported record earnings of $6.6 million for the year ended December 31, 2005, an increase of $3.5 million or 113.9% over the comparable period in 2004. For the quarter ended December 31, 2005, the Company earned a record $2.0 million, an increase of 117.4% over the $906.4 thousand reported in the fourth quarter of 2004. On a per share basis, diluted earnings increased 42.2% to $1.65 for the year ended December 31, 2005 compared to $1.16 for the same period in 2004. For the quarter ended December 31, 2005, diluted earnings per share was $0.43, up from $0.27 for the fourth quarter in 2004.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Throughout my forty-five year banking career, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. 2005 was an exceptional year for us, both in earnings and asset growth. Our fourth quarter earnings surpassed any previously reported quarterly earnings over our thirty-four year history. We continue to seek opportunities to grow and expand our franchise. During 2005 there have been several exciting events which have transformed our Bank. In February, we added four of the area's leading veteran commercial lending officers, with over sixty-eight years of combined experience, to our professional team at Bank of the Commonwealth. With the addition of these professionals, we are poised to grow our commercial lending operations significantly. We opened a new branch in the Ocean View section of Norfolk on August 15, a new branch in the Western Branch section of the Tri-Cities area of Portsmouth - Chesapeake - Northern Suffolk on September 6, and a new branch in the Little Neck - Birchwood corridor on Virginia Beach Boulevard in Virginia Beach on November 1, 2005. As a result of this growth, a number of seasoned community banking professionals have joined Bank of the Commonwealth's staff over the past year, adding to the experience and community related involvements the Bank has enjoyed for some thirty-four years as the oldest community bank headquartered in and serving Southside Hampton Roads. As we continue to grow, we are looking to diversify and search for new avenues of revenue. Bank of the Commonwealth expanded its title insurance services with the formation of Executive Title Center, which commenced operations July 1st. In addition to providing a considerably diverse and expanded source of fee income, Executive Title Center will provide a high level of responsive and personalized service to our customers, making their real estate endeavors a smooth transaction. As of November 1, 2005, the Bank expanded its brokerage and investment advisory services, as well as offering a wide range of insurance products to our customers, through its creation of Commonwealth Financial Advisors, LLC, a wholly owned subsidiary of Bank of the Commonwealth. Heading the Company is a group of seasoned professionals with over sixty years of combined experience. By offering investment services conveniently located where our customers bank, we are continuing our tradition of personalized service, tailored to meet each of our customer's needs. I am also proud to report that on June 27, 2005, the Company successfully added $19.34 million in additional capital through a private placement of 967,009 shares of newly issued Company common stock. On November 30, 2005, we raised an additional $20 million in trust preferred securities. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our shareholders."

The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.46% for the year ended December 31, 2005 up 51 basis points or 53.7% from 0.95% for the comparable period in 2004. Return on average equity (ROE) increased 35 basis points to 13.35% for the year ended December 31, 2005 as compared to 13.00% for the year ended December 31, 2004. For the quarter ended December 31, 2005, ROA was 1.48% and ROE was 12.72%. In addition, the Company's efficiency ratio improved to 49.68% for 2005 from 61.57% a year ago.

The record earnings were driven by the $193.1 million or 61.2% increase in the Bank's loan portfolio from December 31, 2004 to December 31, 2005. Total loans at December 31, 2005 reached a record $508.9 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $12.4 million or 57.9% to $33.8 million for the year ended December 31, 2005. For the quarter ended December 31, 2005 interest income on loans increased 71.8% to $10.3 million up from the $6.0 million reported in the fourth quarter of 2004.

Interest expense of $12.7 million for the year ended December 31, 2005 represented a $4.1 million increase from the comparable period in 2004. For the fourth quarter of 2005, interest expense was $4.1 million, an increase of $1.9 million over the fourth quarter of 2004. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, which was offset by the decrease in overall rates paid on time deposits as a result of higher priced time deposits repricing at lower rates throughout 2005.

A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest earning assets coupled with the increase in the rate earned on our interest earning assets, our net interest income reached an all time quarterly high of $6.4 million for the quarter ended December 31, 2005, an increase of $2.5 million or 63.3% over the comparable period in 2004. For the year ended December 31, 2005, net interest income reached a record $21.5 million, an increase of $8.2 million over the comparable period in 2004.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) increased 61 basis points from 4.29% for the year ended December 31, 2004 to 4.90% for the same period in 2005. For the quarter ended December 31, 2005 the net interest margin (tax equivalent basis) was 5.02% up from 4.49% reported in the fourth quarter of 2004.

Commonwealth Bankshares exceeded its goal for asset growth. Total assets at December 31, 2005 reached a new high of $549.5 million, up 46.9% or $175.4 million from $374.1 million at December 31, 2004.

Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the year ended December 31, 2005 were $56.2 thousand, or 0.013% of year to date average loans. Non-performing assets were $182.5 thousand or 0.03% of total assets at December 31, 2005 compared to $467.6 thousand or 0.12% of total assets at December 31, 2004.

Shareholders' equity at December 31, 2005 reached a new high of $62.7 million up $25.7 million or 69.4% from $37.0 million at December 31, 2004. The record increase in net income contributed to the new high along with the $19.34 million in additional capital raised in the second quarter of 2005 though a private placement of its common stock. In the fourth quarter of 2004, $15 million in additional capital was added through a private placement of its common stock. Mr. Woodard added, "Our shareholders play an important role in supporting our company. To share in the Company's success, I am please to note that we raised our fourth quarter divided by 20% to $0.06 per share, reflecting the Company's strong financial performance."

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has ten bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and investment related services through its new subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com

*Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                 COMMONWEALTH BANKSHARES, INC. AND SUBSIDIARIES
                   SELECTED FINANCIAL INFORMATION (Unaudited)

                                                   Three Months Ended                 Twelve Months Ended
                                             -------------------------------    -------------------------------
                                             December 31,      December 31,     December 31,      December 31,
(in thousands, except per share data)            2005              2004             2005              2004
------------------------------------------   -------------     -------------    -------------     -------------
Operating Results:
------------------
  Interest income                            $      10,480     $       6,147    $      34,289     $      21,957
  Interest expense                                   4,128             2,257           12,742             8,625
                                             -------------     -------------    -------------     -------------
  Net interest income                                6,352             3,890           21,547            13,332
  Provision for loan losses                            900               590            2,740             1,695
  Non-interest income                                1,097               997            3,893             3,068
  Non-interest expense                               3,552             2,977           12,638            10,098
                                             -------------     -------------    -------------     -------------
  Income before provision for income taxes           2,997             1,320           10,062             4,607
  Provision for income taxes                         1,018               414            3,419             1,506
                                             -------------     -------------    -------------     -------------
  Income after provision for income taxes            1,979               906            6,643             3,101
  Noncontrolling interest                               (9)                -               (9)                -
                                             -------------     -------------    -------------     -------------
  Net income                                 $       1,970     $         906    $       6,634     $       3,101
                                             =============     =============    =============     =============

Per Share Data:
---------------
  Basic earnings                             $        0.48     $        0.32    $        1.86     $        1.42
  Diluted earnings                           $        0.43     $        0.27    $        1.65     $        1.16
  Book value                                 $       15.40     $       12.40    $       15.40     $       12.40
  Dividends per share                        $        0.06     $        0.05    $        0.21     $        0.20
  Basic weighted average shares
   outstanding                                   4,062,618         2,835,763        3,562,739         2,181,915
  Diluted weighted average shares
   outstanding                                   4,721,450         3,550,351        4,178,136         2,929,842
  Shares outstanding at period-end               4,073,547         2,984,794        4,073,547         2,984,794

Period End Balances:
--------------------
  Assets                                     $     549,454     $     374,061    $     549,454     $     374,061
  Loans*                                           508,903           315,755          508,903           315,755
  Loans held for sale                                    -            31,107                -            31,107
  Investment securities                              8,924             6,945            8,924             6,945
  Deposits                                         383,890           277,632          383,890           277,632
  Shareholders' equity                              62,730            37,024           62,730            37,024

Average Balances:
-----------------
  Assets                                     $     528,055     $     359,397    $     455,833     $     326,667
  Loans*                                           497,960           299,405          417,106           264,815
  Loans held for sale                                  417            35,193           11,747            33,255
  Investment securities                              5,177             7,818            6,026             8,995
  Deposits                                         366,985           258,781          329,955           260,027
  Shareholders' equity                              61,434            34,453           49,702            23,861

Financial Ratios:
-----------------
  Return on average assets                            1.48%             1.00%            1.46%             0.95%
  Return on average shareholders'
   equity                                            12.72%            10.47%           13.35%            13.00%
  Efficiency Ratio                                   47.68%            60.92%           49.68%            61.57%
  Shareholders' equity to total assets               11.42%             9.90%           11.42%             9.90%
  Loan loss allowance to loans*                       1.09%             0.90%            1.09%             0.90%
  Loan loss allowance to
   non-performing assets                           3025.54%           607.92%         3025.54%           607.92%
  Non-performing assets to total
   assets                                             0.03%             0.12%            0.03%             0.12%
  Net interest margin (tax equivalent
   basis)                                             5.02%             4.49%            4.90%             4.29%
  Bank's Tier 1 capital to average
   assets                                            12.48%            11.18%           12.48%            11.18%
  Bank's Tier 1 capital to risk
   weighted assets                                   13.22%            12.84%           13.22%            12.84%
  Bank's Total capital to risk
   weighted assets                                   14.33%            13.75%           14.33%            13.75%

  * Net of unearned income and loans held for sale